                                                                    EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made as of this 10th day of November, 1997 by and among Eliot Kang ("Employee") and One World
Communications, Inc., a Delaware corporation ("Buyer") and The Leap Group, Inc., a Delaware corporation ("Parent").

     WHEREAS, effective as of November 1, 1997, Buyer is purchasing substantially all of the assets of Kang & Lee Advertising, Inc. a New York corporation and K&L West Advertising, Inc., a California corporation (jointly referred to as "The Company") pursuant to the terms of an Asset Purchase Agreement dated of even date herewith, entered into by and among Buyer and Parent (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Employee is currently the Chief Executive Officer and sole Shareholder of the Company.

     WHEREAS, Buyer now desires to employ Employee, and Employee desires to be employed by Buyer, on the terms and conditions set forth in this Agreement.

     WHEREAS, upon purchase of Company's assets, Buyer and Parent will be engaged in the Business formerly conducted by the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Employee agree as follows:

     1. Employment. Buyer hereby employs Employee as Director, Senior Executive Officer with the title "Managing Director" and President of Buyer's Kang & Lee Operation, and Employee hereby accepts such employment and agrees to act in such capacities, all in accordance with the terms and conditions of this Agreement.

     2. Term of Employment. Employee's employment under this Agreement will begin on November 1, 1997 and will continue until October 31, 2000 (the "Initial Employment Period" and together with all Renewal Periods (as defined below), if any, (the "Employment Period"). After the Initial Employment Period, the terms and conditions of this Agreement may be renewed by Buyer, in its sole discretion, for one or more

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subsequent one (1) year terms (each, a "Renewal Period") upon the terms set forth herein. Buyer or Parent shall notify Employee not less than six months prior to the end of the Initial Employment Period or Renewal Period, as the case may be, of its desire to renew. Any such renewal shall be under the same terms and conditions set forth herein unless otherwise agreed to, in writing, by Buyer, Parent and Employee. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination at any time pursuant to
Section 6 below.

     3. Offices and Duties. In his position as Managing Director of Buyer and as President of Buyer's Kang & Lee Operation, Employee shall have all of the powers, duties and responsibilities customary to such offices, as are reasonably necessary to the operations of Buyer and as may be assigned to him, from time to time, by the Board of Directors of Buyer and/or the Chief Executive Officer of Parent ("Parent CEO") consistent with his positions as designated above. During the Employment Period, Employee shall report on a regular basis only to the Board of Directors of Buyer and Parent CEO. The Employee's services hereunder shall be performed at the primary offices of Buyer in New York City, subject to necessary travel requirements of his positions and duties hereunder, consistent with past practices. Employee agrees that during the Employment Period, he will devote substantially all of his business time and attention, on a full-time basis, and use his best efforts to fulfill his duties and responsibilities under this Agreement. Employee agrees to cooperate with the Buyer and Parent in connection with obtaining Key Man life insurance, including, without limitation, agreeing to a physical examination and providing any health records.

     4.  Compensation.

          (a) Base Salary. During the Employment Period, Buyer will pay Employee an annual base salary of $250,000 (the "Base Salary"), to be paid in accordance with Buyer's normal payroll practices.

          (b) Attached hereto and made a part hereof as Exhibit "A" is Employee's Stock Option Plan which provides the Employee with options to purchase 500,000 shares of the Parent's common stock. The Stock Option Plan shall be deemed to be an essential and material element of the Employee's compensation.

          (c) Benefits. Employee, and to the extent eligible under the terms of any plans or programs, his dependents, will be entitled to participate in group life and medical insurance and dental plans, profit-sharing and similar plans, and other "fringe benefits" made available by Buyer and Parent, from time to time, to other senior executive officers of Parent or Buyer, in accordance with the terms of such plans and programs. In addition, Employee shall be entitled to participate in all retirement plans and programs (including without limitation, any profit sharing/401(k) plan) made available by Buyer and/or Parent

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to their senior executive officers generally, in accordance with the terms of such plans and programs. Employee shall also be entitled to receive "fringe benefits" and perquisites in accordance with the plans, practices, programs and policies from time to time in effect and available generally to the senior executive officers of Buyer or Parent. In furtherance of the foregoing and not in limitation thereof, the following benefits shall be provided to Employee:

               (i) Employee shall be entitled to four weeks paid vacation during each calendar year, to be taken at such time(s) as shall not, in the reasonable judgment of the Board of Directors of Buyer, materially interfere with Employees fulfillment of his duties thereunder, and shall be entitled to holidays, sick days and personal days consistent with the policies of Parent.

               (ii) Employee shall be covered by directors' and officers' liability insurance to the extent that such insurance is maintained by Parent for the directors and officers of Parent and its subsidiaries.

     The entitlements available to Employee pursuant to the provisions of this
Section 4(b) are collectively called "Benefits."

          (d) Withholding. All compensation payable to Employee under this Agreement is stated in gross amount and will be subject to all applicable withholding taxes, other normal payroll deductions, and any other amounts required by law to be withheld.

          (e) Expenses. Buyer, in accordance with the policies in effect, from time to time, will pay or reimburse Employee for all expenses (including travel and entertainment expenses) reasonably incurred by Employee during the Employment Period in connection with the performance of Employee's duties under this Agreement, provided that Employee shall provide to Buyer documentation or evidence of expenses for which Employee seeks reimbursement in accordance with the policies and procedures established by Buyer.

     5. Covenant Not to Compete. Employee agrees and acknowledges that in order to assure Buyer and Parent that Buyer will retain its value as a going concern, it is necessary that Employee undertake not to utilize his special knowledge of the Business and his relationships with customers and suppliers to compete with Buyer. Accordingly, Employee acknowledges the necessity, and agrees, to abide by all of the terms of that certain Noncompetition Agreement, dated of even date herewith, between the parties hereto pursuant to the terms thereof (the "Noncompetition Agreement"). During the due diligence period which preceded the making of this Agreement, the Employee has disclosed that he is the sole owner of Segment Data Management, Inc. ("SDM") which performs database analysis. It is hereby stipulated that the Employee's continued

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ownership of SDM and the continuation of SDM's current business activities will not be a violation of Employee's non-compete requirements hereunder.

     6.  Termination and Severance.

          (a) While this Agreement contemplates the possibility of Employee's termination at any time, the act of termination must be in accordance with the concepts of due process and the express terms of this Employment Agreement. In the event that there is a dispute concerning Employee's termination, such dispute shall be submitted to binding arbitration in accordance with the Alternative Dispute Resolution section of this Agreement, below.

          (b) Buyer may terminate Employee's employment hereunder at any time for Cause by providing to Employee written notice of termination stating the grounds for termination for "Cause" (defined below). Upon notice of termination of employment for Cause and elapse of the cure period (if any) without proper cure, the Employment Period will immediately end, Employee will not be entitled to receive any further compensation (whether in the form of Base Salary, bonuses, Benefits or otherwise) other than (i) accrued but unpaid Base Salary, if any, and (ii) unpaid reimbursable expenses outstanding on the date of termination, and neither Buyer nor Parent shall have any further obligations whatsoever to Employee (this will not abrogate, however, any other obligations due to the Company or the Shareholder under the terms of the Asset Purchase Agreement). Any Benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Section 4(c), or any other applicable plans and programs, shall be determined as of the date of such termination by the Board of Directors of Buyer unless the terms of such plans and programs specifically address termination of employment.

          (c) In the event that Employee voluntarily terminates his employment (other than as set forth in Section 6(d) below), or his employment is terminated as a consequence of his death or disability, the Employment Period will end on the effective date of such termination, provided that (other than for death or disability) Employee shall provide Buyer with thirty (30) days prior written notice of the effective date of any such termination. Following a voluntary termination by Employee for any reason (including death or disability), Employee shall not be entitled to receive any further compensation (whether in the form of Base Salary, bonuses, Benefits or otherwise) other than (i) accrued but unpaid Base Salary, if any, and (ii) unpaid reimbursable expenses outstanding on the date of termination, and neither Buyer nor Parent shall have any further obligations whatsoever to Employee. Any Benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Section 4(c), or any other applicable plans and programs, shall be determined as of the date of such termination by the Board of Directors of Buyer unless the terms of such plans and programs specifically address termination of employment.

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          (d) Employee shall be entitled to terminate this Agreement and the
Employment Term hereunder in the event that (i) Buyer is in default of a material term of this Agreement (including, without limitation, the assignment to Employee of general duties which are materially inconsistent with the duties set forth in Section 3 or the failure of Buyer or Parent to pay the Employee any Base Salary when due or to provide any Benefits as required under this Agreement) or the Stock Option Agreement or (ii) Buyer or Parent fail to make an undisputed Earn-Out payment when due under the provisions of Sections 1.7 and
1.8 of the Purchase Agreement, in any case under (i) or (ii) above, which default or nonpayment remains uncured for a period of 30 days after written notice of such default from Employee to the Board of Directors of Buyer and Parent (such notice to specify the specific nature of the claimed default and the manner in which Employee reasonably suggests such default can be cured).

          (e) In the event Buyer terminates Employee's employment without "Cause" or Employee terminates his employment pursuant to the provision of
Section 6(d) above, Employee shall be entitled to continue to receive from Buyer, (i) his then applicable Base Salary when otherwise payable and Benefits through the end of the Initial Employment Period or the then current Renewal Period, as the case may be, and (ii) any unpaid reimbursable expenses outstanding as of the date of termination. If Employee is precluded from continuing his participation in any Benefits provided under any employee benefit plan or program, he shall be provided the after-tax equivalent of the Benefits provided under such plan or program in which he is unable to participate for the remainder of the Initial Employment Period or the then current Renewal Period, as the case may be. The economic equivalent of any Benefit under such plan or program foregone shall be deemed to be the lowest cost that would be incurred by Employee in obtaining such Benefit himself on an individual basis. In connection with a termination without Cause or a termination by Employee under
Section 6(d), except as provided in this Section 6(e), neither Buyer nor Parent shall have any further obligations whatsoever to Employee. In the event Buyer or Parent fails to pay Employee pursuant to the terms of this Section 6(e) (within 30 days after Employee has delivered written notice to Buyer and Parent of such payment default), the covenants set forth in Section 1 of the Noncompetition Agreement shall cease to have any further force and effect and shall be deemed null and void ab initio. Notwithstanding the foregoing or anything to the contrary contained herein, in any other document or agreement or otherwise, (A) if a termination of Employee's employment occurs pursuant to Sections 6(b) or 6(d) and (B) a dispute arises in connection with such termination which dispute could result in a termination of any provisions of the Noncompetition Agreement pursuant to the terms hereunder, then such dispute will be submitted to and resolved within 60 days of such submission by arbitration in accordance with the Alternative Dispute Resolution provisions of this Agreement. In the event such decision is against Buyer or Parent and otherwise would cause any of the provisions of the Noncompetition Agreement to terminate, Buyer and Parent shall, have the right to require the provisions set forth in the Noncompetition Agreement to remain intact and in full force

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and effect by paying Employee all amounts (as determined by such arbitration panel) due to Employee, pursuant to the terms hereunder, in connection with such termination, plus any damages that the arbitrator deems just and proper. In the event that the arbitrator rules that there is a "prevailing party" in his award, then the prevailing party shall also be entitled to be reimbursed its reasonable attorneys' fees and fees of experts upon application to the arbitrator.

          (f) "Cause" means and shall be limited to (i) an act of fraud, dishonesty or disloyalty by Employee with respect to Buyer, (ii) Employee's commission of acts constituting a felony, (iii) any breach by Employee of any material provision of this Agreement or the Noncompetition Agreement, (iv) Employee's willful engagement in gross misconduct materially injurious to Buyer or its affiliates, or (v) any intentional act or gross negligence by Employee that has a material, detrimental effect on the reputation or Business of Buyer or its affiliates. The determination as to whether "Cause" exists shall be made by the directors of Buyer in the exercise of their reasonable, good faith business judgment, which judgment shall not limit Employee's rights or remedies to challenge such judgment under this Agreement or under any applicable laws; provided, however, prior to effective date of any such termination, the Employee shall be given (A) a written notice by the Board of Directors of Buyer (the "Board") stating in detail the grounds on which the proposed termination for Cause is based, (B) a reasonable opportunity (as determined by the Board) to cure the conduct for such termination, to the extent curable and (C) if requested by the Employee, in writing, a reasonable opportunity to be heard by the Board.

          (g) The Employee hereby agrees that Buyer may dismiss him for Cause or without Cause without any liability except for the payments required to be made pursuant to the terms of this Section 6 above, and without regard to any general or specific policies (whether written or oral) of Buyer relating to the employment or termination of its employees. In return for tendering the payments provided under this Section 6 immediately, in full and without condition(s) expressly contemplated by this Agreement, to include but not limited all amounts which may be awarded by the arbitrator, Employee for himself and his heirs, executors, administrators and assigns ("Releasors") does hereby remise, release, forever discharge and covenant not to sue Buyer, Parent or any of their affiliated entities or respective agents, officers, directors and employees, and any of their respective heirs, successors and assigns of and from all manners of action, cause and causes of action, suits, debts, dues, accounts, liabilities, covenants, contracts, agreements, claims, obligations, damages, injuries and demands whatsoever of any kind and nature, whether foreseen or unforeseen, contingent or actual, liquidated or unliquidated in law or in equity which any Releasor has or may have against any of the aforementioned parties except for claims for breaches by Buyer of express provisions of the Purchase Agreement pursuant to which Buyer purchased all of the assets of Company.

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     7.  Obligations On Termination.

          (a) Upon the expiration or termination of the Employment Period for any reason, Employee shall be deemed to have resigned from all offices, directorships, trusteeships, or other positions he may then hold with Buyer, Parent or an affiliated entity. Such resignation shall be deemed effective immediately thereupon, without the requirement that a written resignation be delivered.

          (b) Employee agrees that for a period of thirty days following the expiration or termination of the Employment Period pursuant to Section 6(b) (other than in cases of death or disability) to use his best efforts to complete any engagement for a client of Buyer or Parent with which he was involved; and
(ii) to provide any services which Buyer may reasonably require to discharge its continuing obligations to its clients with respect to services performed by Employee, and in such events Employee will be entitled to his full compensation on a per diem basis at his then customary rate for such services.

          (c) Employee understands, acknowledges and agrees that all client receivables and work in process attributable to clients secured or work performed by Employee during the Employment Period shall be and remain property of Buyer after termination of Employee's employment hereunder. For a period of thirty days following termination of the Employment Period, pursuant to Section 6(b) (other than in cases of death or disability), Employee shall use his best efforts to assist Buyer in collecting all fees, expenses and other charges owed to Buyer by any client of Buyer and billing such client for services rendered prior to the termination of the Employment Period.

          (d) The Employee hereby acknowledges and agrees that all "Personal Property" (defined below) and equipment furnished to or prepared by the Employee in the course of or incident to his employment, belong to Buyer and shall be promptly returned to Buyer upon termination of the Employment Period. "Personal Property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and all other proprietary information relating to the business of Buyer; provided, however, that nothing shall preclude the Employee from retaining or removing (i) his personal rolodex; or (ii) information not containing Confidential Information (as defined in Section 9(j) or a trade secret, obtained while in the employ of Buyer. The Employee cannot retain or remove personal property that is or contains Confidential Information or a trade secret, obtained while in the employ of Buyer. Prior to retaining or removing any personal property other than his personal rolodex, the Employee will inform Buyer of what personal property he intends to retain or remove. If a dispute arises between Buyer and the Employee, the parties shall arbitrate such dispute in a manner mutually agreeable to them. Following termination, the Employee will not retain any written or other tangible material containing any Confidential Information or trade secrets, except as described above.

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     8.  Alternative Dispute Resolution.

          (a) In the event that any dispute shall arise among the parties hereto as to any matter or thing covered hereby or as to the meaning of this Agreement, or to any state of facts which may arise, or to any claim that the Employee's civil or employment rights have been violated, same shall be settled by the agreement of the parties, or if they are unable to agree, same shall be settled, upon written demand of any party hereto, by arbitration in Chicago, Illinois before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the Commercial Rules for Arbitration of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator's reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto. The arbitrator may not amend or vary any provision of this Agreement. Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction. Whenever the arbitrator determines that a defaulting party has acted in bad faith in violation of their Duty of Fair Dealing, reasonable attorneys's fees shall be awarded to the non-defaulting party in addition to any other damages or relief that the arbitrator may deem just and proper.

          (b) Refusal of one party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney's fees and their share of the arbitration fee, if any, on a pro-rata basis. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company's then regular attorneys at a time selected by the arbitrator.

          (c) If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each such party "a Defaulting Party"), as the case may be, they shall have the right to award to the party or parties injured by such unreasonable conduct an amount equal to the reasonable attorney's fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceeding itself.

          (d) If the Defaulting Party does not pay to the other party the Arbitration Award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney's fees and court costs incurred in such action. Nothing in this Paragraph 8 is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation

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to him of any other party hereto, or (ii) enforcement of his rights hereunder after the entry of an Arbitration Award.

     9.  Miscellaneous.

          (a) Notices. All notices and other communication between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being dispatched by a nationally recognized overnight courier service, three (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or one (1) business day after being sent by facsimile (with receipt acknowledged), to Buyer at the address of Parent's principal office (attention to the Chief Legal Officer) at 22 West Hubbard, Chicago, Illinois, 60610 and to Employee (or his representatives at):

                    315 Fifth Avenue
                    New York, New York 10016

Employee (or his representatives) may change his address for notice purposes by delivering notice to Buyer in accordance with this Section 8(a). All notices sent to Buyer shall also be delivered to:

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Suite 1600
                    Chicago, Illinois 60661-3693
                    Attention: Margee Elias, Esq.
                    Facsimile No: (312) 902-1020.

     All notices sent to Employee shall also be delivered to:

                    Stein, Bliablias, McGuire, Pantages & Gigl
                    354 Eisenhower Parkway
                    Livingston, New Jersey 07039-0460
                    Attention: Gary S. Young, Esq.
                    Facsimile No.: (973) 535-3990.

          (b) Governing Law. This Agreement will be subject to and governed by the laws of the State of New York, without regard to principles of conflicts of laws.

          (c) Binding Effect; Guaranty. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors, and assigns, subject to the limitations on

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assignment in Section 9(h). The Parent guarantees the due and punctual payment of Base Salary and such guarantee shall not be affected by the failure of the Employee to avert any claim or demand or to enforce any right or remedy against the Buyer. The Parent agrees that this Section 9(c) constitutes a guarantee of payment when due and not of collection.

          (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any other agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement.

          (e) Modification. No change or modification of this Agreement will be valid unless (i) it is in writing and signed by both of the parties hereto and
(ii) approved, in writing, by a duly authorized officer of Parent. No waiver or change of any provision of this Agreement will be valid unless in writing and signed by the person or party to be charged.

          (f) Severability. If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

          (g) Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation of construction of the provisions of this Agreement.

          (h) Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party.

          (i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Employee and Buyer to express their mutual intent, and no rule of strict construction will be applied against Employee or Buyer.

          (j) Confidentiality. From and after the date hereof, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. "Confidential Information" shall mean any information relating to the business or affairs of Buyer, the Parent, the Kang & Lee Advertising, Inc., K&L West Advertising, Inc., or the Business of Kang & Lee Advertising, Inc., and K&L West Advertising, Inc., including but not limited to, information

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relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, style and design strategies and information, analyses, profit margins, or other proprietary information used by the Buyer in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee and further provided that Confidential Information shall not include any information which the party claiming confidentiality has not affirmatively protected. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Buyer and the Parent. In the event that Employee reasonably believes after consultation with counsel that he is required by law to disclose any Confidential Information, he will (a) provide the Buyer and Parent with proper notice before such disclosure in order that the Buyer and Parent may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential matters and (b) cooperate with the Buyer and Parent, at their expense, in attempting to obtain such order or assurance.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  BUYER EMPLOYER:

ATTEST:                           ONE WORLD COMMUNICATIONS, INC.

/s/ Robert C. Bramlette               /s/ Peter Vezmar
___________________________       By: ______________________________
                                         Treasurer
                                  Title: ___________________________


                                  PARENT

ATTEST:                           THE LEAP GROUP, INC.

/s/ Robert C. Bramlette               /s/ Peter Vezmar
___________________________       By: ______________________________
                                         CFO
                                  Title: ___________________________

                                  EMPLOYEE:

                                      /s/ Eliot Kang
                                  By:_______________________________
                                      Eliot Kang

                                       11
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               CERTIFICATION OF THE RESOLUTIONS OF THE BOARD OF
                       DIRECTORS OF THE LEAP GROUP, INC.


     The undersigned, being the duly elected Secretary of The Leap Group, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Company on November 11, 1997, which resolutions have not since been amended or modified and which remain in full force and effect on the date hereof.

     WHEREAS, the Corporation, or an affiliate or subsidiary of the Corporation, intends to purchase certain assets of and assume certain liabilities of Kang & Lee Advertising, Inc., and K&L West Advertising, Inc. (collectively "K&L") as well as to employ K&L's sole shareholder, Eliot Kang, upon the terms and conditions described to the Board at this meeting.

     WHEREAS, subject to final legal documentation, the Board of Directors deem it to be the best interest of the Corporation, by or through its subsidiary One World Communications, Inc., to purchase certain assets of and assume certain liabilities of K&L.

     RESOLVED, that the purchase of certain assets of and assumption of certain liabilities of K&L, as of November 1, 1997, is hereby authorized and approved on such terms as agreed to by the officers of the Corporation and as basically described to the Board of Directors at this meeting.

     FURTHER RESOLVED, that any officer of the Corporation, whether acting singly or without any other officer, shall be and is hereby authorized to execute such documents to include but not limited to the Asset Purchase Agreement, the Employment Agreement, the NonCompetition Agreement, the Stock Option Agreement and the Side Letter Agreements, copies of which are attached to these minutes, and to take such action on behalf of the Corporation as he may from time to time deem necessary, advisable or proper in order to carry out and perform the purchase of certain assets and assume certain liabilities of K&L, all as contemplated pursuant to these Resolutions or under any other related agreements and documents.

     IN WITNESS WHEREOF, the undersigned, being the Secretary of the Company, has executed this certification this 11th day of November, 1997.


                                         /s/ Robert C. Bramlette
                                         -------------------------------
                                         Robert C. Bramlette, Secretary